Exhibit 10.7

CHEROKEE COUNTY RURAL WATER DISTRICT No. ONE

WATER USER’S AGREEMENT FOR NEW MEMBER

                    This AGREEMENT is made and entered into between Cherokee County Rural Water District No. One, an Iowa corporation, hereinafter referred to as “CORPORATION,” and Soy Energy LLC, a new Member hereinafter referred to as “MEMBER.”

                    WHEREAS, the Member desires to purchase water from the Corporation and to enter into an agreement in conformity with the by-laws of the Corporation, the parties hereby agree as follows:

1. WATER FURNISHED. The Corporation agrees to furnish, subject to the limitations set out in its by-laws and policies now enforced or as may be later amended or adopted, water at the Member’s premises described as follows:

NE¼, Section 1, Amherst Township, Cherokee County.

2. NECESSARY EASEMENTS. If the owner of the premises, the Member agrees to grant to the Corporation, its successors and assigns, a perpetual easement in, over, under and upon the above described land and all other land now owned or later owned by the Member, within the boundaries of the Corporation, with the right to erect, construct, install and lay, and thereafter use, operate, inspect, repair, maintain, replace and remove water pipelines and appurtenant facilities, together with the right to use adjoining lands belonging to Member for the purpose of ingress to and egress from the above described land. If Member is a tenant and not the owner of the above described premises, Member agrees that the provision of water by Corporation shall be subject to the Corporation acquiring all necessary easements for the installation and maintenance of a water pipeline to service the above described land.

3. MEMBER SERVICE LINE. The Member shall be responsible for installing and maintaining at the Member’s sole expense a service line which shall begin at the meter pit installation and extend to the dwelling or other place of use. The service line shall connect with the Corporation’s distribution system at a place designated by the Corporation. The Corporation shall have the final authority in any question of location. The Corporation shall have no obligation to inspect for or correct leaks or defects in the Member’s service line, and the Corporation shall assume no responsibility for the location, installation or material used in the service line of the Member. All leaks that occur on the Member’s side of the meter or curb stop shall be treated as water purchased.

4. MEMBER COMPLIANCE WITH RULES AND POLICIES. The Member agrees to comply with and be bound by the Articles of Incorporation, By-laws and Policies of the Corporation, now in force or to be in force, or as hereinafter duly supplemented or amended. The Member agrees to pay for water at the rates, times and places as shall be determined by the Corporation, and agrees to the imposition of such penalties for noncompliance, finance charges, and imposition of monthly minimum charges, as are now set out in the By-laws and Policies of the Corporation or which may hereafter be adopted and imposed by the Corporation. The Member acknowledges that the Member has read the Policies attached to this agreement as exhibit “A” and agrees to abide by those Policies and all later adopted amendments and policies of the Corporation.

5. MEMBERSHIP FEE. The Member agrees to pay the amount of $10.00, which is the established membership fee, payable at the time of payment of the hook-up fee. In the event service to the Member is terminated the membership fee shall be held and applied by the Corporation to any unpaid balance on the Member’s account. In the event the Member’s account is paid in full, the remaining balance of the membership fee shall be refunded to the Member within a reasonable time after a request for refund.

6. HOOK-UP FEE. Member shall pay at the time of execution of this agreement the amount of $240.00, which is Member’s assigned portion of expansion costs. In the event that Corporation, in its sole discretion, elects not to construct water service to the above premises, Corporation agrees to refund Member the hook-up fee.

7. CUTOFF VALVE/METER. The Corporation shall purchase and install a cutoff valve and water meter at each service. The Corporation shall have exclusive right of ingress and egress to use the cutoff valve and to service, inspect or remove the water meter installation.

8. WATER ALLOCATION. The Member shall be entitled to draw up to 20,000 gallons per month at a flow rate that does not disrupt service to other Corporation Members. The Corporation shall determine the allocation of water to the Member in the event of a water shortage for any reason, and may shut off water to a Member who allows a connection or extension to be made to the Member’s service line for the purpose of supplying water to another user or location. In the event the water supply shall be insufficient to meet all of the needs of the Members, or in the event there is a shortage of water, the Corporation may prorate the water available among the various members on such basis as is deemed equitable by the Board of Directors, which shall have the exclusive right and authority to such allocation.

9. CONSEQUENTIAL DAMAGES. The parties agree that in the event the Corporation is unable for any reason to supply sufficient water to the Member to service the needs of the Member, the Member agrees to procure such water from other sources as the Member deems advisable and that the Corporation shall have no liability for incidental or consequential damages of any kind relating to reduction or interruption of water service.

10. PHYSICAL DISCONNECT. The Member agrees that no other water source will be connected to any water line served by the Corporation’s water line. Member shall physically disconnect the Member’s system from the present water supply prior to connecting the Corporation’s distribution line. Any Member with a cross connection shall be responsible for all damages associated therewith whether incurred by Member, the Corporation, or any other user of water supplied by the distribution system of the Corporation.

11. MEMBER CONNECTION. Water charges to the Member shall commence on the date water service is made available to the Member’s premises. The Member agrees that a minimum charge shall apply in the amount determined by the Board of Directors from and after the date water service is made available.

12. TERM OF AGREEMENT. This agreement shall be applicable to all water service provided the above described property by the Corporation from and after the date of this agreement or the date that water service is first provided, whichever first occurs. This agreement shall continue to govern the relationship of the parties for so long as the Corporation makes available water to the above described property.

13. MONTHLY CHARGES. The Member agrees that the monthly minimum shall be the present rate in effect for 5,000 gallons or one fourth of the gallons the Member request in item #8, which ever is greater. At such time that the Member desires more water than is set forth in item #8, the Member shall inform the Corporation in writing of its desire. The Corporation shall make a determination if Members desire can be met. In the event the request for more water than is set forth at item #8 is approved by the Board of Directors, the Board shall specify the duration and amount of the monthly minimum required for the water service requested.

14. FAILURE TO PAY CHARGES. The failure of Member to pay water charges, monthly minimum charges, late payment penalties or penalties for disconnection of service, shall result in the automatic imposition of the following agreed charges:

a.	nonpayment by the 10th of each month will be subject to a penalty of 10% of the delinquent amount.

b.	nonpayment by the end of the month shall authorize the Corporation to shut off the Member’s water.

c.	in the event it becomes necessary for the Corporation to shut off the Member’s water, the Member agrees to further pay a fee established by the Corporation for later reconnection of the service.

d.	nonpayment of a water bill within 60 days shall authorize the Corporation to declare the remaining monthly minimums, as set forth in paragraph 13 of this agreement, immediately due and payable and to terminate the membership of the Member.

e.	Corporation shall have the right to exercise such other legal and equitable remedies as are allowed by law.

f.

where the premises to which water service is provided is owned by more than one person or entity, or is in the possession of one or more tenants, the Member agrees that all owners and tenants shall be jointly and severally liable for all charges for water and all other charges authorized by this agreement, the By-laws and Policies of the Corporation.

15. CONSTRUCTION DAMAGES. Member represents that all necessary easements will be provided with regard to Member’s affected premises to enable installation and maintenance of Corporation’s water service. Corporation will pay a reasonable allowance for crop damages that are related to construction of Corporation’s water pipeline. The amounts paid for crop damages shall be set from time to time by the Board of Directors of Corporation.

                    IN WITNESS WHEREOF, we have executed this agreement this 26th day of December, 2007.

CHEROKEE RURAL WATER DISTRICT NO. ONE

BY	Soy Energy	/s/ Richard Davis, Manager

Corporation		Member

Cherokee Rural Water

Member Policies

11-08-06
Water User’s Agreement Exhibit “A”

The following list of policies has been adopted by the Cherokee Rural Water Board of Directors:

1.	All users must sign a “Water Users Agreement” which governs the relationship between the Corporation and Member.

2.

Cherokee Rural Water (CRW) will read your meter on the first (due date) of each month and send a postcard bill. The payment is due upon receipt and payable by the tenth. CRW will make every effort to mail the bills on the 1st. This may vary due to weekends and holidays.

3.	Any water that has gone through the meter is your responsibility. Cherokee Rural Water (CRW) does not repair or maintain individual water systems after the meter.

4.	Non-payment by the tenth of the month is subject to a penalty of ten percent of the delinquent account.

5.

In the event it becomes necessary for CRW to shut off the water from a member’s property for non-payment, a fee of $75.00 will be charged for a reconnection of service. Reconnection will be made only during normal business hours.

6.	CRW may charge a deposit for a new user.

7.	There will be a $30.00 handling charge for insufficient checks.

8.

There is a $24.15 minimum charge, plus sales tax, whether you use any water or not. (Your minimum could vary from this figure if so provided in your Water User’s Agreement.) Service is available to you and company obligations must be met.

9.

You are responsible for all water bills until the CRW office is notified that the property has been sold or that the user has moved off the property. Upon notification, CRW will final read the meter and send the final bill to the appropriate individual. The new responsible party shall pay a $25.00 fee for transfer of office records.

10.	If you have a billing problem, contact the office and get it resolved. There will be an hourly charge for extensive study on billing history.

11.	Please call 225-6193 or (toll free) 1-877-470-6193 for the following reasons:

To report a leak in the rural water system.
To report vandalism or suspicion of theft or tampering with CRW property.
To report or inquire about an outage.

12.	For after-hours emergency call 712-229-0773.

13.	If you see or suspect a leak (on CRW side of meter) notify CRW immediately. $10.00 reward for the first verified tip.

14.	Any tampering with CRW property will result in a $200.00 assessment plus all actual damages incurred.

15.

The service charge for weekend or emergency service calls is $80.00. There is no charge for system related service calls. There is also no charge for the first scheduled service call during regular business hours. The repeat scheduled service call rate is $40.00.

16.	Landlords beware! Landlords are responsible for delinquent water bills of tenants if a tenant fails to pay. If you have a high tenant turnover you may wish to collect an adequate deposit.

17.	Forty eight hour notice is required for locating CRW lines. If you are planning to tile or dig your own water lines, please call ahead and inform Iowa One Call at 1-800-292-8989.

18.	The serviceman will not always stop at the house when they service your meter. If you have any questions, please call the office.

19.	Any damage to read-out posts, meter pits, or valves will be billed to the user.

20.	The customer is encouraged to protect the meter pit from freezing.

21.

Your property may experience negative pressure during a water outage that could cause a backflow condition. CRW encourages you to have an anti backflow device installed to prevent possible damage to your facilities and distribution system. Call the CRW office for more information.

22.

If CRW finds that a member is not properly using their visual disconnect or it the member does not have a visual disconnect, CRW will notify the member in writing to immediately have a visual disconnect installed or water will be shut off. For the safety of other members, CRW will not tolerate a cross connection!!

23.	All users must provide CRW with easements for all the ground they own within the boundaries of the system. Failure to do so will result in termination of their membership and service.

24.	All users must sign a “Water Usage Statement” which determines the amount of sales tax charged. You must promptly notify CRW if there is a change in your sales tax status of water usage.

25.

In the event that CRW extends a pipeline within five years of original construction that an Add-on Member has paid a portion of, CRW will reimburse the Add-On Member an appropriate percentage of the original construction cost based on percentage of pipeline capacity. After five years, no reimbursement will be made.

26.	During system maintenance, CRW will not be responsible for damage or replacement of ornamental decorations or shrubs planted around meter pit, end-line clean-out and valves.

27.	CRW will not be responsible for damage to equipment, appliances, clothing or any other personal property that comes into contact with water provided.

Date:	12-26-07	Signature:	/s/ Richard Davis